SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 8, 2019

OMNOVA SOLUTIONS INC.
(Exact Name of Registrant as Specified in its Charter)

Ohio	1-15147	34-1897652
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25435 Harvard Road, Beachwood, Ohio		44122-6201
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (216) 682-7000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 8, 2019, the Compensation & Organization Committee (the "Committee") of the Board of Directors of OMNOVA Solutions Inc. (the “Company”) approved the OMNOVA Solutions Inc. Second Amended and Restated Corporate Officers' Severance Plan (the "Amended Plan"). The Amended Plan amends and restates the OMNOVA Solutions Amended and Restated Corporate Officers' Severance Plan (the "Original Plan") to (1) incorporate the terms of a previously-approved amendment to the Original Plan requiring participants to comply with non-competition and non-solicitation restrictions for one year following separation from the Company, (2) provide that the same severance benefits available for an involuntary termination within twenty-four months of a change in control be available for a participating officer's termination of his or her own employment for "good reason" within twenty-four months of a change in control, and (3) make related immaterial administrative updates. For purposes of the Amended Plan, "good reason" is defined, generally, as a material reduction in a participant's compensation, reporting lines or responsibilities, or work location, consistent with the safe harbor provisions of Section 409A of the Internal Revenue Code. The Amended Plan makes no changes to the amount or form of severance benefits available to participants, or the individuals eligible to participate, all of which are described in the Company's 2019 Proxy Statement. This description of the Amended Plan is qualified in its entirety by the full text of the Amended Plan, which will be included as an exhibit to the Company's Form 10-Q for the second quarter of 2019.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 12, 2019

OMNOVA Solutions Inc.

	By:	/s/ Frank P. Esposito
	Name:	Frank P. Esposito
	Title:	VP, Corporate Secretary & Investor Relations; Assistant General Counsel